EXHIBIT 12.2

Reckson Associates Realty Corp.
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

         The following table sets forth the calculation of the Company's consolidated Ratios of Earnings to combined fixed charges and preferred stock dividends for the periods shown (in thousands)

                                                           For the
                                                      Nine Months Ended
                Description                          September 30, 1999        For the Year Ended 1998

Interest                                                      $60,901                         $55,139

Rent Expense                                                    1,204                           1,321

Amortization of debt issuance costs                             2,391                           1,600

Preferred Stock Dividends                                      21,283                          14,244

Fixed Charges and Preferred Stock Dividends                    85,779                          72,304

Income from continuing operations before                     $132,836                        $136,785
Minority Interests, Fixed Charges and
Preferred Stock Dividends

Ratio of Earnings to Combined Fixed Charges                      1.55                            1.89
and Preferred Stock Dividends

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